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                   EXHIBIT 7.3 TO SCHEDULE 13D OF INTUIT INC.

                                ESCROW AGREEMENT



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                                                                   Exhibit 7.3


                                ESCROW AGREEMENT

        This Escrow Agreement is made and entered into this 27th day of January 1997, (the "Effective Date") by and among:

                KEY TRUST COMPANY OF OHIO, N.A. ("Escrow Agent")

                INTUIT INC. ("Intuit")

                      and

                CHECKFREE CORPORATION ("CheckFree")

        WHEREAS, Intuit and CheckFree, together with CheckFree Acquisition Corporation II and Intuit Services Corporation, have entered into an Agreement and Plan of Merger dated September 15, 1996, as amended (the "PLAN"), pursuant to which CheckFree will acquire, by merger (the "MERGER"), Intuit Services Corporation, a wholly-owned subsidiary of Intuit;

        WHEREAS, the consideration to Intuit for the Merger is shares of CheckFree's common stock;

         WHEREAS, Article VII of the Plan provides for indemnification of CheckFree by Intuit under the circumstances described therein against certain losses, costs, claims, damages, penalties and expenses (collectively referred to herein as "CLAIMS"); and

        WHEREAS, Escrow Agent is willing to act as escrow agent on the terms and conditions set forth in this Escrow Agreement

        NOW THEREFORE, IT IS AGREED THAT:

        1. ESTABLISHMENT OF ESCROW FUND. Escrow Agent hereby acknowledges receipt from CheckFree of CheckFree Common Stock Certificate No. 25671 for an aggregate of 1,260,000 shares of Common Stock of CheckFree, registered in the name of Intuit (the "ESCROW SHARES"), together with stock powers executed by Intuit with respect thereto, to be held as provided in this Escrow Agreement, CheckFree and Intuit acknowledge that the Escrow Shares are being issued in connection with the Merger.

        2. DISPOSITION OF ESCROW SHARES BY ESCROW AGENT.

           (a) PURPOSE. This Escrow Agreement supplements the indemnification provisions set forth in Article VII of the Plan.

           (b) CLAIMS BY CHECKFREE. If, on or prior to the first (1st) anniversary of the Effective Date of this Escrow Agreement, CheckFree claims to be entitled to indemnification for any Claims pursuant to Article VII of the Plan and CheckFree seeks to recover for such

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indemnification by having Escrow Shares cancelled and returned to CheckFree pursuant to this Agreement, then CheckFree will, in addition to giving Intuit written notice of such Claim as provided in Sections 7.02 and 7.03 of the Plan (a "CLAIM NOTICE"), promptly notify the Escrow Agent in writing of the Claim and of CheckFree's intention to have Escrow Shares cancelled in satisfaction of CheckFree's rights to indemnification under Article VII of the Plan. CheckFree will also notify Intuit and the Escrow Agent in writing (the "ESCROW SHARE NOTICE") of the bona fide number of Escrow Shares that CheckFree in good faith believes should be cancelled and delivered to it as a result of the Claim
(which number of Escrow Shares (the "CLAIMED ESCROW SHARES") shall be determined by dividing the amount of the Claim by the Average Share Price (as defined below). The "AVERAGE SHARE PRICE" means the average per share closing price of CheckFree Common Stock as reported on the Nasdaq Stock Market for the last five (5) trading days immediately preceding the effective date of the Plan, as adjusted from time to time to reflect any Capital Change (as defined in Section 2.01 of the Plan) occurring subsequent to the effective date of the Plan. Unless Intuit shall notify Escrow Agent and CheckFree, within thirty (30) days after Intuit's receipt of both the Claim Notice and the Escrow Share Notice, of Intuit's objection to the delivery to CheckFree of the number of Claimed Escrow Shares, the Escrow Agent shall, promptly following the expiration of such thirty (30) day notice period, deliver to CheckFree stock certificates for the number of Escrow Shares equal to the Claimed Escrow
Shares, with related stock powers transferring the number of Claimed Escrow Shares to CheckFree. To the extent that Escrow Shares are so delivered to CheckFree, the Claim and CheckFree's right to indemnification therefor, shall be satisfied. As used herein, the term "CONTESTED CLAIM" means any Claim of CheckFree for indemnification under Article VII hereof that is contested by Intuit.

                (c) CONDITIONS TO RELEASE OF ESCROW SHARES. Subject to the provisions of Section 2(d) of this Escrow Agreement, in the event that Intuit shall notify the Escrow Agent of its objection to the delivery of Escrow Shares to CheckFree as provided herein, the Escrow Agent shall continue to hold such Escrow Shares until the earlier of: (i) the date Escrow Agent receives written instructions signed by both CheckFree and Intuit to deliver to CheckFree or Intuit, as applicable, a specified number of Escrow Shares (the "AGREED SHARES"), upon receipt of which instructions the Escrow Agent shall deliver the Agreed Shares to CheckFree or Intuit, as provided in such written instructions;
(ii) the date the Escrow Agent receives a copy of the award of the arbitrator as to the disposition of a Contested Claim as a result of an arbitration pursuant to Section 3 of this Escrow Agreement; or (iii) the date Escrow Agent receives instructions pursuant to a final order of a court of competent jurisdiction with respect to the disposition of such Escrow Shares; provided however, that notwithstanding the foregoing (but subject to the provisions of Section 2(d) below)), upon the first anniversary of the Effective Date of this Agreement (the "RELEASE DATE"), the Escrow Agent will release from escrow to Intuit the stock certificates for all of the Escrow Shares then held in escrow hereunder less (i) any Escrow Shares previously delivered to CheckFree or awarded (but not yet delivered) to CheckFree in satisfaction of a Contested Claim pursuant to an award of an arbitrator rendered in an arbitration pursuant to Section 3 of this Escrow Agreement; and (ii) any Escrow Shares that are potentially subject to delivery to CheckFree as a result of any then pending but unresolved arbitration of a Contested Claim pursuant to Section 3 of this Escrow Agreement. Any Escrow Shares held as a result of clause (ii) of this sentence will be released to CheckFree or Intuit, as applicable, in accordance with the resolution of such Contested Claim or Claims by (i) an arbitration award of an arbitrator


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in accordance with Section 3 hereof; or (ii) a written settlement agreement executed by CheckFree and Intuit regarding the disposition of such shares as provided in Section 3(l) of this Escrow Agreement.

                (d) INTUIT OPTION TO PAY CLAIMS IN CASH. Notwithstanding any provision of this Agreement requiring or permitting CheckFree to satisfy Claims by obtaining the cancellation of Escrow Shares, if CheckFree for any reason becomes entitled under this Agreement to receive and cancel any Escrow Shares in satisfaction of a Claim, then Intuit, at its sole option and discretion, may instead elect to satisfy all or any portion of such Claim with a cash payment to CheckFree in lieu of such forfeiture of Escrow Shares (a "CASH PAYMENT ELECTION"), in which case Intuit shall, at least one (1) day prior to the date the Escrow Agent releases and delivers Escrow Shares to CheckFree: (i) deliver to CheckFree a check for the amount of cash equal to the number of Escrow Shares which CheckFree is entitled to cancel to satisfy its Claim times the Average Share Price pursuant to such Cash Payment Election, and upon receipt thereof, CheckFree shall execute and deliver to Intuit a written receipt for such cash payment signed by CheckFree (the "RECEIPT") and (ii) give written notice to the Escrow Agent of Intuit's Cash Payment Election and a copy of the Receipt. Upon receipt of the Cash Payment Election and the Receipt, the Escrow Agent shall retain, and not release to CheckFree on account of such Claim, a number of Claimed Escrow Shares equal to the amount of the cash payment evidenced by the Receipt divided by the Average Share Price. CheckFree shall cooperate with Intuit and the Escrow Agent to facilitate Intuit's exercise of the Cash Payment Election.

                (e) RECOURSE TO ESCROW SHARES NOT REQUIRED. Nothing contained in this Escrow Agreement or in the Plan shall be construed to require CheckFree to seek recovery of a Claim, in whole or in part, from Escrow Shares. CheckFree shall have the absolute right, in its sole discretion, to pursue its rights under Article VII of the Plan without reference to such rights as it may have under this Escrow Agreement, as it may elect; provided, that (unless Intuit consents otherwise), any Claim by CheckFree to recover Escrow Shares must be resolved by arbitration pursuant to Section 3 of this Escrow Agreement or by a written settlement agreement executed by CheckFree and Intuit.

        3.  ARBITRATION OF CONTESTED CLAIMS.

                (a) CONTESTED CLAIMS. Each Contested Claim for which CheckFree seeks recovery from the Escrow Shares shall be promptly settled by mandatory binding arbitration as provided herein. The final decision of the arbitrator will be furnished to the Escrow Agent, CheckFree and Intuit in writing and will constitute a conclusive determination of the issues in question, binding upon CheckFree and Intuit. The Escrow Agent shall have no responsibility or obligation to participate in any such arbitration as a party thereto.

                (b) ARBITRATION. Each arbitration conducted pursuant hereto shall be conducted in Chicago, Illinois in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA RULES") then in effect. However, in all events, these arbitration provisions will govern and supersede any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof.
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                (c)  COMPENSATION OF ARBITRATOR.  Any such arbitration will be conducted before a single arbitrator who will be compensated at a rate to be determined by CheckFree and Intuit or by the American Arbitration Association ("AAA"), but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon the rate of compensation.

                (d) SELECTION OF ARBITRATOR. The AAA will have the authority to select an arbitrator from a list of arbitrators who are lawyers experienced in the representation of software companies; provided, however, that such arbitrator cannot be the legal counsel to CheckFree or Intuit and CheckFree and Intuit will each have the opportunity to make such reasonable objection to any of the arbitrators proposed by the AAA as such party may wish and that the AAA will select the arbitrator from the list of arbitrators as to whom neither party makes any such reasonable objection. In the event that the foregoing procedure is not followed, CheckFree, on the one hand, and Intuit, on the other hand, will choose one person from the list of arbitrators provided by the AAA (provided that such person does not have a conflict of interest), and the two persons so selected will select the arbitrator from the list provided by the AAA.

                (e) PAYMENT OF COSTS. CheckFree and Intuit will bear the expense of deposits and advances required by the arbitrator in equal proportions, subject to recovery as an addition or offset to any award.

                (f) BURDEN OF PROOF. For any Claim submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

                (g) AWARD. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

                (h) TIMING. CheckFree and Intuit will use their best efforts to conclude each arbitration pursuant to this Section 3 within 120 days after the date of the giving of the Claim Notice giving rise to such arbitration.

                (i) TERMS OF ARBITRATION. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Escrow Agreement or the Plan.

                (j) EXCLUSIVE REMEDY. Except as specifically otherwise provided in this Escrow Agreement or the Plan, arbitration will be the sole and exclusive remedy of the parties for any Contested Claim that seeks recovery of Escrow Shares.

                (k) RELEASE OF ESCROW SHARES PURSUANT TO ARBITRATION AWARD. Upon the arbitrator's issuance of a final award in such arbitration, the arbitrator will immediately deliver a copy of such final award to the Escrow Agent, CheckFree and Intuit. Upon its receipt of a copy of the final arbitration award, the Escrow Agent will immediately release from escrow and transfer to CheckFree for cancellation that number of Escrow Shares equal to the amount of
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Losses (as defined in Article VII of the Plan), if any, awarded by such final arbitration award, divided by the Average Share Price.

                (l) SETTLED CLAIMS. If a Contested Claim is settled by a written settlement agreement executed by CheckFree and Intuit, then CheckFree and Intuit will promptly deliver such executed settlement agreement to the Escrow Agent with written instructions signed by CheckFree and Intuit to release to CheckFree for cancellation the number of Escrow Shares stipulated in such settlement agreement, and upon its receipt of such written instructions, the Escrow Agent will immediately release from escrow and transfer to CheckFree for cancellation and/or transfer to Intuit (as applicable under the provisions of such settlement agreement) that stipulated number of Escrow Shares.

        4. TERMINATION; RELEASE OF ESCROW SHARES TO SELLER. This Escrow Agreement shall terminate upon delivery of all of the Escrow Shares to CheckFree pursuant to Section 2(b) or shall terminate and the Escrow Shares, or any balance of the Escrow Shares remaining after delivery of Escrow Shares to CheckFree pursuant to Section 2(b), shall be released and delivered to Intuit promptly upon the later of (1) one year from the date of this Escrow Agreement, and (2) notification to Escrow Agent of final resolution of any dispute regarding delivery of Escrow Shares to CheckFree pursuant to Section 2(b).

        5. LIABILITY OF ESCROW AGENT. Escrow Agent shall not be responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or the validity of the subject matter of this Escrow Agreement of any part thereof, or for the identity or authority of any person executing any document in connection herewith. Escrow Agent shall not be liable to CheckFree or Intuit for any loss or damage if Escrow Agent acts upon any written notice or other written document which Escrow Agent, in good faith, believes to be genuine. The other parties hereto shall indemnify and hold Escrow Agent harmless against any claims, liabilities, or expenses arising in connection with the performance by Escrow Agent of its services under this Escrow Agreement, other than any grossly negligent or intentional breach of the terms of this Escrow Agreement by Escrow Agent. Escrow Agent shall indemnify and hold harmless the other parties hereto against any claims, liabilities or expenses arising in connection with the grossly negligent performance, or intentional breach, by the Escrow Agent of its obligations hereunder.

        6. DISPUTES. In the event of any disagreement between the parties to this Escrow Agreement resulting in conflicting claims or demands being made upon the Escrow Agent, Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, unless such failure constitutes gross negligence or willful misconduct of Escrow Agent, and Escrow Agent shall be entitled to continue to refrain from acting until (a) the earlier to occur of (i) the full and final adjudication by a court of competent jurisdiction of the rights of all interested parties, or (ii) final agreement among all of the interested parties which resolves all questions regarding any controversy among them with respect to their rights or obligations hereunder, and (b) Escrow
Agent shall have been notified thereof in writing signed by all such parties or by a court of competent jurisdiction.

        7. COMPENSATION. Escrow Agent shall perform the services required hereunder in consideration of its selection by the other parties hereto to hold the Escrow Shares and the Stock

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Powers, and Escrow Agent shall receive compensation for its services from
CheckFree in accordance with the following:

        (a) An initial fee of one thousand dollars ($1,000.00), which shall be due and payable upon execution of this Plan, and a fee of seven hundred and fifty dollars ($750.00), which shall be due and payable on each anniversary date of the Effective Date thereafter;

        (b) CheckFree shall reimburse Escrow Agent for any of its reasonable out of pocket expenses incurred in fulfilling its obligations hereunder within five (5) days of receipt of a written request therefor accompanied by such supporting documentation as CheckFree may reasonably request.

        Any amounts due from CheckFree to the Escrow Agent under this Section 7 which are not paid when due shall bear interest at the rate of 1% per month from the date due until the date paid.

        8. RESIGNATION OF ESCROW AGENT. Escrow Agent may resign from its duties under this Escrow Agreement at any time prior to the termination of this Escrow Agreement, as provided in Section 4 hereof, upon giving at least 30 days advance written notice to Intuit and CheckFree. If Escrow Agent gives notice of resignation hereunder, CheckFree and Intuit shall have the right to relieve Escrow Agent of its duties hereunder and to advance the resignation date set forth by Escrow Agent's written notice. Upon resignation under this Section 8, Escrow Agent shall reimburse CheckFree the pro rata share of any compensation paid to Escrow Agent under the terms of this Escrow Agreement.

        9. ASSIGNMENT. No party hereto shall have the right to assign this Escrow Agreement to any other person or entity without the express written consent of the other parties hereto.

       10. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to be given if sent by United States mail, postage prepaid and registered or certified with required return receipt, or otherwise personally delivered and receipted therefor, and addressed as follows (or at such other address as may be specified by notice given pursuant hereto):

                (a)   If to CheckFree:

                      CHECKFREE CORPORATION
                      8275 North High Street
                      Columbus, Ohio 43235
                      Attn: Chief Executive Officer

                      with copy to:


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                CHECKFREE CORPORATION
                8275 North High Street
                Columbus, Ohio 43235
                Attn: General Counsel

                and

                PORTER, WRIGHT, MORRIS & ARTHUR
                41 S. High Street
                Columbus, Ohio 43215
                Attn.: Curtis A. Loveland, Esq.

        (b)     If to Intuit:

                INTUIT INC.
                2535 Garcia Avenue
                Mountain View, CA 94039
                Attn: Chief Executive Officer

                with copy to:
                FENWICK & WEST LLP
                Two Palo Alto Square
                Palo Alto, California 94306
                Attn: Kenneth A. Linhares, Esq.

        (c)     If to Escrow Agent:

                Key Trust Company of Ohio, N.A.
                127 Public Square
                Trust Escrow Department OH-01-27-1509
                Cleveland, Ohio 44114
                Attn: Ms. Barbara A. Dawson, Trust Officer

        11. CAPTIONS. The captions at the beginning of the several sections of this Escrow Agreement are not a part of the context hereof, but have been inserted to assist in locating and reading those sections. They shall be ignored in construing this Escrow Agreement.

        12. LAW APPLICABLE. This Escrow Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its conflict of law principles.

        13. SEVERABILITY. In case any one or more of the provisions contained in this Escrow Agreement is held to be invalid, illegal, or unenforceable in any respect for any reason, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof. It is the intention of the parties that if any provision is held to be invalid, illegal, or unenforceable, there

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shall be added in lieu thereof a valid and enforceable provision as similar in terms to such provision as is possible.

        14. DUPLICATE ORIGINALS. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, and all counterparts taken together shall constitute duplicate originals of one and the same agreement.

        15. BINDING EFFECT. This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns, or other legal representatives.

        IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be executed by their duly-authorized officers as of the date first set forth above.



CHECKFREE CORPORATION                           INTUIT INC.

By:  /s/ Mark A. Johnson                        By:  /s/ James J. Heeger
     ------------------------------                  -------------------------
Its: President of Business Services             Its: Senior Vice President and
                                                     Chief Financial Officer


KEY TRUST COMPANY OF OHIO, N.A.

By:  /s/ Terrence J. Stone
     ------------------------------
Its: Vice President